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                              SEVERANCE AGREEMENT
                                 (John Zucker)

     This Agreement is by and between Micron Technology, Inc., a Delaware corporation ("the Company"), and John Zucker, an individual ("the Officer"), and is executed as of June ___, 1998 to be effective as set forth in paragraph 8 below.

     WHEREAS, the Company has entered into an Agreement and Plan of Reorganization dated June 22, 1998 (the "Merger Agreement") with Rendition, Inc. ("Rendition"), pursuant to which Rendition will merge with and into the Company (the "Merger") with the Company to be the surviving entity. The Merger will be effective at the "Effective Time" as defined in the Merger Agreement; at which time the Officer will become an officer of the Company; and

     WHEREAS, the parties recognize that it is in the best interest of the Company to provide for a smooth transition when there is a change in management, and wish to recognize the valued contributions of the Officer; and

     WHEREAS, the Company desires to provide the Officer with benefits in consideration for his execution of this Severance Agreement (the "Agreement") and the instrument signed contemporaneously herewith titled Agreement Not to Compete or Solicit (the "Noncompete Agreement").

     NOW, THEREFORE, the parties agree as follows:

     1. TERMINATION OF THE OFFICER. Either the Company or the Officer may at any time terminate the Officer's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The date such notice is received by the other party shall be deemed the "Termination Date." Upon receipt by the Officer of a notice of termination from the Company, or upon the Company's request, the Officer will resign immediately as an Officer and/or Director.

     2. EFFECT OF TERMINATION. Effective on the Termination Date, and for a period defined in paragraph 2(a) herein (the "Transition Period"), the Officer shall continue as an employee only for purposes of receiving the benefits specified in paragraph 3, and while employed in that capacity shall not perform any service or work that conflicts with interests of the Company. During the Transition Period, the Officer may continue in a consulting role with the Company, or continue as a non-officer employee with the Company pursuant to paragraph 2(b) herein, if both parties agree.

     2(a). TRANSITION PERIOD. For purposes of this agreement, the "Transition Period" shall be one hundred and eighty (180) days plus the amount of any TOP time and leave time, if any, which the Officer has accrued as of the Termination Date.

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     2(b).  CHANGE OF OFFICER STATUS.  In the event that the Officer or the
Company terminates the Officer's status as an officer of the Company but not as an employee, both parties agree that such change in status will be treated as a termination for purposes of this Agreement, and that the date of such change in status will be deemed the Termination Date. Following the Transition Period, the Officer shall then be entitled only to such compensation and benefits as the Company may provide for his services as an employee. In no circumstance shall paragraph 3 herein be applicable to the Officer for a period longer than the Transition Period created by an initial change of status or termination.

     3. BENEFITS DURING THE TRANSITION PERIOD. Provided the Officer complies with the terms of this Agreement, the Officer will receive during the Transition Period all benefits customarily provided to officers of the Company, including, but not limited to salary, bonuses, executive bonuses, and the continued vesting of any granted stock options, as if the Officer's employment as an officer had continued during that period. "Customarily provided" refers to Company practices and plans with respect to officer benefits and compensation in effect as of the Termination Date. For purposes of this provision, however, it will be understood that the Officer, during the Transition Period, will not be entitled to any new grants of interest in future executive bonus pools, nor to any new grants of stock options. It will be further understood that the Officer will not be entitled to payment of any compensation that is deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date. No action by the Company or the Company's Board of Directors may affect the Officer's receipt of the benefits set forth above, other than as provided herein.

     4. CONFIDENTIALITY. The parties agree that no statements regarding the Officer's termination or change in officer status will be made other than to indicate that the reasons for, and circumstances of, the termination or change in officer status are CONFIDENTIAL and that each of the Company, the Board of Directors, and the Officer are obligated to make "no comment" regarding the termination or change in officer status. For purposes of this paragraph, "statements" include, but are not limited to, statements to the press, analysts, and journalists. Nothing in this paragraph is meant to prevent the Company from disclosing any facts required to be disclosed pursuant to statute or regulation.

     5.     TERMINATION.   This Agreement terminates when the Officer turns 65
years of age, and any termination or change of status of the Officer after that date will not entitle the Officer to any of the benefits of this Agreement.

     6. RELEASE. Upon receipt of all benefits under this Agreement, the Officer and Company settle, waive, and voluntarily release any and all claims each has or may have against the other, inclusive of any of the Company's affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims accrued prior to the end of the Transition Period.

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     7.   FINAL AGREEMENT.  Except as set forth below, this Agreement supersedes all prior agreements, and is the entire and final understanding of the parties as to the subject matter hereof. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of the Agreement Not to Compete or Solicit of even date herewith which is entered into by the parties hereto or the provisions of any Assignment of Rights & Inventions and/or Confidential Information agreements previously executed by Officer in favor of Micron (collectively, "Additional Agreements"). The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement.

     8. EFFECTIVE DATE OF THE AGREEMENT. This Agreement will be effective as of the Effective Time of the Merger, provided that if the Effective Time of the Merger does not occur on or before December 15, 1998, this Agreement shall be null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


MICRON TECHNOLOGY, INC.                  JOHN ZUCKER


/s/ Steven R. Appleton                   /s/ John Zucker
By: Steven R. Appleton
    Chairman, CEO and President



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